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                                                                    Exhibit 23.1



The Board of Directors

Specialty Equipment Companies, Inc.


We consent to incorporation by reference in the registration statement (No. 33-74604) on Form S-8 of Specialty Equipment Companies, Inc. of our report dated March 17, 1997, relating to the consolidated balance sheets of Specialty Equipment Companies, Inc. and its subsidiaries as of January 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows and related schedule for each of the years in the three-year period ended January 31, 1997, which report appears in the January 31, 1997 annual report on Form 10-K of Specialty Equipment Companies, Inc.





                                                           KPMG PEAT MARWICK LLP

Chicago, Illinois
March 17, 1997